UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

January 19, 2010

Date of Report (Date of earliest event reported)

NPS PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-23272	87-0439579

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

550 Hills Drive, 3rd Floor
Bedminster, NJ 07921

(Address of principal executive offices)

(908) 450-5300

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01.  Other Events.

NPS Pharmaceuticals, Inc. (the “Company”) today reported preliminary financial information for the quarter and year ended December 31, 2009.

Agreement with DRI Capital

In July 2007, NPS entered into an agreement with DRI Capital (“DRI”) under which the Company sold certain of its rights to receive future royalty payments arising from sales of Preotact® (full-length parathyroid hormone [PTH 1-84]) under a license agreement with Nycomed. Under this agreement, the Company received an upfront purchase price of $50 million with an additional $25 million payable in 2010 if Preotact sales in 2009 exceeded defined thresholds.  On January 19, 2010, the Company received the actual 2009 sales of Preotact by Nycomed and has concluded that the sales did not exceed the thresholds defined in the agreement; therefore, the Company will not be entitled to receive the additional milestone payment.  Once DRI receives royalties representing two and a half times the $50 million purchase price, the agreement with DRI will terminate and future royalty payments return to the Company.

The Company developed Preotact and licensed Nycomed marketing rights for non-U.S. territories, excluding Japan and Israel.  Preotact is approved by the European Medicines Agency for the treatment of osteoporosis in post-menopausal women at high risk of fractures.

Cash and investments

Based upon management’s preliminary review of its unaudited financial results, the Company expects to report cash, cash equivalents and short- and long-term investments of approximately $70 to $75 million at December 31, 2009 versus $106 million at December 31, 2008.  In addition, the Company expects to report net cash burn for 2009 of approximately $40 to $43 million versus guidance of $43 to $50 million. The Company’s reported cash burn is defined as the change in the amount of cash, cash equivalents and short- and long-term investments at the start of the reporting period compared with the end of the reporting period, excluding changes in the estimated fair value of the Company’s auction-rate security investments (approximately $2 million) and proceeds from external financing activities (approximately $9 million). Net cash burn is a non-GAAP financial measure that may be considered in addition to results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”).  This non-GAAP measure should not be considered a substitute for, or superior to, GAAP results. The Company believes that net cash burn is relevant and useful information for the Company and our investors as it provides a simple method of determining net cash used by the Company.  The financial information discussed above is preliminary and remains subject to final management review and audit by the Company’s independent registered accounting firm.  The Company will not update these estimated amounts until it reports its full 2009 financial results and 2010 net cash burn guidance in March 2010.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 21, 2010	NPS PHARMACEUTICALS, INC.

	By:	/s/ EDWARD STRATEMEIER
Edward Stratemeier Senior Vice President, General Counsel and Secretary